Exhibit 99.1

SERVICE BANCORP, INC.	For Immediate Release
81 Main Street
Medway, MA 02053

Service Bancorp, Inc. Reports a 25% Increase in Earnings for the Quarter Ended March 31, 2004

Medway, MA, April 28, 2004 – Service Bancorp, Inc. (OTC:SERC) the bank holding company for Strata Bank, announced quarterly net income of $529,000, or $0.32 per share for the quarter ended March 31, 2004, compared with $423,000, or $0.26 per share for the quarter ended March 31, 2003, an increase of $106,000, or 25%. Net income for the nine months ended March 31, 2004 was $1.5 million, or $0.89 per share compared with $1.2 million, or $0.71 per share for the nine months ended March 31, 2003, an increase of $321,000, or 28%.

Pamela J. Montpelier, Chief Executive Officer and President of Service Bancorp, Inc. and Strata Bank, stated that: “Our quarterly results continue to demonstrate the strength of our lending division and team of loan experts in both commercial and mortgage areas. We are fortunate to be adding many new business relationships from clients leaving the large banks in search of personalized and attentive services”.

The Company’s total assets were $310.5 million as of March 31, 2004, compared with $283.0 million as of March 31, 2003, an increase of $27.5 million, or 9.7%. Strong loan growth in all three major categories led to the increase in assets. Total loans increased $43.1 million, or 23.7%, over the past year to $224.7 million. Commercial loans, which include commercial real estate, construction and commercial business loans, increased $16.4 million, or 24.9% over last year to $82.4 million. The Company, through its residential loan origination division, the Strata Mortgage Center, increased residential real estate loans by $21.1 million, or 20.9% over last year. In addition, the Company sold $9.5 million in residential real estate loans during the most recent quarter, with servicing retained, for a net gain of $226,000. Home equity loans increased $6.1 million, or 45.9% reflecting the expansion of the Bank’s product offerings for new home equity loans and successful promotions.

Total deposits at March 31, 2004 were $230.5 million, an increase of $6.6 million, or 2.9% since March 31, 2003. Efforts at the Bank’s eight banking branches to increase deposits resulted in increased low cost core deposits, including an increase in demand deposits of $3.6 million or 12.0%, an increase in regular savings deposits of $2.9 million, or 6.6% and an increase in money market deposits of $2.4 million, or 8.7%. NOW account balances decreased $1.8 million while higher cost certificates of deposit decreased $520,000, or less than 1%. Funding for the Company’s loan growth was also provided by a net reduction in investment securities of $12.7 million. In addition, the Company over the past year increased borrowings from the Federal Home Loan Bank of Boston by $14.9 million at historical low rates for such borrowings.

During the quarter ended March 31, 2004 the Company participated in a pooled offering of trust preferred securities. In connection with this offering, a trust subsidiary of the Company issued $3.0 million of trust preferred securities. The proceeds of the sale of the securities were in turn invested in a 30 year $3.0 million subordinated debenture issued by the Company, resulting in an increase in the Company’s regulatory capital consistent with bank and bank-holding company regulatory guidelines. The increased capital will be used to support asset growth at Strata Bank and for general corporate purposes.

The Company’s continued strong earnings results were directly attributable to higher net interest income. For the quarter ended March 31, 2004, due to a combination of changes in the mix and growth of earning assets and interest-bearing liabilities, net interest income increased $280,000, or 11.5%, over the same quarter last year. Average loans increased $44.3 million while lower yielding average investment securities and short-term investments decreased a total of $17.7 million. Average core deposits increased $7.3 million and average borrowings from the Federal Home Loan Bank of Boston increased $21.8 million while higher cost average certificates of deposit decreased $4.8 million.

Non-interest income increased $197,000 or 56.6%, due to the aforementioned $226,000 gain on the sale of loans partially offset by a loss on securities sales of $50,000. Fee based income increased largely as a result of the success of the Financial Services Center at Strata Bank, which provides financial planning and investment products such as annuities, mutual funds, life insurance and other non-deposit products and services. Total non-interest expenses for the quarter ended March 31, 2004 increased $442,000 over the same quarter last year to $2.4 million, consistent with the growth in operations and increased staffing in the residential loan origination and commercial lending areas of the Bank.

The provision for loan losses was $56,000 for the quarter ended March 31, 2004. The allowance for loan losses increased to .93% of loans outstanding as of March 31, 2004, compared with .92% a year ago. The Company’s underwriting standards continue to result in low levels of non-performing assets in its commercial and residential loan portfolios. Non-performing assets were $271,000, or .09% of total assets at March 31, 2004, consistent with the low level of non-performing assets a year ago of $307,000, or .11% of total assets.

Stockholders’ equity increased to $25.3 million, or $15.55 book value per share, at March 31, 2004 from $22.7 million, or $14.15 book value per share, at March 31, 2003. The Company’s ratio of stockholders’ equity to total assets at March 31, 2004 was 8.15%, which together with other capital measures, qualifies the Company as “well-capitalized” under applicable bank regulatory guidelines.

Service Bancorp, Inc. serves the communities centrally located between Boston, MA, Worcester, MA and Providence, RI. This region continues to experience commercial, industrial and residential growth, especially along the Route 495 corridor. The Company plans to continue to take advantage of opportunities to increase market share in these communities.

Service Bancorp, Inc. is the bank holding company of Strata Bank, a Massachusetts-chartered savings bank established in 1871. Headquartered in Medway, Massachusetts, approximately 30 miles southwest of Boston, Strata Bank operates eight full-service offices in Medway, Millis, Medfield, Franklin, Bellingham, Hopkinton, and Milford. In addition, the Bank has limited service branches in Franklin at the Forge Hill Senior Living Community and in Worcester at Notre Dame du Lac Assisted Living Community. Strata Bank offers a wide array of personal and commercial banking products and services. Nationally known bank rating companies such as Bauer Financial have continually awarded Strata Bank excellent ratings for financial strength.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believe”, “anticipates”, “plans”, “expects” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, the Company’s continued ability to originate quality loans, fluctuation in interest rates, real estate conditions in the Company’s lending areas, changes in the securities or financial markets, changes in loan delinquency and charge-off rates, general and local economic conditions, the Company’s continued ability to attract and retain deposits, the Company’s ability to control costs, new accounting pronouncements, and changing regulatory requirements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For further information contact:

Dana S. Philbrook

Chief Financial Officer

Strata Bank

81 Main Street

Medway, MA 02053

(800) 339-4346

SERVICE BANCORP, INC.

Condensed Financial Information (unaudited)

(Dollars in thousands, except per share amounts)

	March 31, 2004	March 31, 2003
Consolidated Balance Sheet Data:
Total assets	$310,500	$283,018
Total loans, net of allowance for loan losses	222,591	179,943
Short-term investments	12,228	14,308
Other investments	59,166	71,882
Deposits	230,529	223,969
Borrowings	53,311	35,405
Stockholders’ equity	25,307	22,671

Capital and Asset Quality Ratios and Other Data:
Stockholders’ equity to total assets	8.15%	8.01%
Book value per share	$15.55	$14.15

Net income for the quarter ended	$529	$423
Earnings per share for the quarter	$0.32	$0.26

Non-performing assets to total assets	0.09%	0.11%
Allowance for loan losses to loans	0.93%	0.92%

Number of full-service offices	8	8
Number of limited-service offices	2	2

	Quarter Ended March 31,		Nine Months Ended March 31,
	2004	2003	2004	2003
Consolidated Statement of Income:
Total interest income	$3,975	$3,778	$11,661	$11,733
Total interest expense	1,258	1,341	3,665	4,610

Net interest income	2,717	2,437	7,996	7,123
Provision for loan losses	56	150	353	420

Net interest income after provision for loan losses	2,661	2,287	7,643	6,703

Service charges and other income	369	342	1,086	1,032
Gain on loan sales	226	—	226	—
Gain/loss on securities, net	(50)	6	56	(21)

Total non-interest income	545	348	1,368	1,011

Total non-interest expense	2,443	2,001	6,858	5,993

Income before income taxes	763	634	2,153	1,721
Income taxes	234	211	679	568

Net income	$529	$423	$1,474	$1,153

Earnings per share:
Basic	$0.33	$0.26	$0.91	$0.72

Diluted	$0.32	$0.26	$0.89	$0.71

Weighted average shares:
Basic	1,616,758	1,606,410	1,611,180	1,602,662

Diluted	1,655,542	1,637,374	1,649,738	1,629,735

Performance Ratios:
Annualized return on average assets	0.70%	0.62%	0.66%	0.56%
Annualized return on average equity	8.63%	7.68%	8.21%	7.18%
Net interest spread	3.51%	3.42%	3.50%	3.32%
Net interest margin	3.81%	3.76%	3.80%	3.68%